Exhibit 16.1

July 17, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements included in the “Changes in Registrant’s Certifying Accountant” section of the Form 8-K Current Report (the “Filing”) of DT Cloud Star Acquisition Corporation (the “Company”), which we understand will be filed with the Securities and Exchange Commission on July 17, 2025. We agree with the statements relating only to UHY LLP in such Filing; we are not in a position to agree or disagree with other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing Filing.

Very truly yours,

/s/ UHY LLP
Irvine, California